Exhibit 23.1.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

InPhonic, Inc. and subsidiaries:

We consent to the use of our report dated October 22, 2002, relating to the consolidated financial statements of Simplexity, Inc. and subsidiary, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated October 22, 2002, except as to Note 14(c), which is as of December 13, 2002, contains an explanatory paragraph that states that Simplexity, Inc. was acquired by Inphonic, Inc. on February 13, 2002.

McLean, Virginia

August 27, 2004